EXHIBIT 99.1

Contact: Thomas E. Vessey

President & CEO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: tvessey@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES ADDITIONAL FIRST QUARTER

PROVISION FOR LOAN LOSSES    www.1stcent.com

Redlands, California—April 1, 2008— 1st Centennial Bancorp (OTCBB: FCEN), parent holding company of 1st Centennial Bank (the “Bank”), today reported that first quarter pretax results will include an additional provision for loan losses of $4.505 million for adjustments related primarily to its loans to residential developers stemming from deteriorating economic conditions and increased weakness in the residential real estate sector. The budgeted quarterly provision prior to this addition was $600,000. The charge to earnings will reduce after-tax earnings by $2.686 million, or $0.53 per diluted share.

Pat Meyer, Chairman of the Board commented, “Clearly, changes in the economy have affected the markets we serve. We have seen a marked slowdown in residential real estate sales in all of our markets, which impacts commercial borrowers involved in the development and construction industry. While we are disappointed to announce the extra loan loss provision, it is fiscally prudent to do so at this juncture.”

President/CEO Thomas E. Vessey added, “As a result of the well publicized widespread subprime mortgage lending practices carried out by Wall Street investment bankers, mortgage brokers, and large public builders, residential property values have declined precipitously across the nation and throughout the Inland Empire region. While we and other community banks did not participate in those practices, we have been substantially impacted, as have the financial markets, domestic and foreign.”

“We have evaluated each of our construction projects and have proactively adjusted values to current market conditions reflective of current appraisal information and other available data. After these adjustments our Allowance for Loan Losses now stands at $6.317 million, or 1.20% of total loans compared to $6.805 million, or 1.31% to total loans at December 31, 2007.”

Management has taken a conservative posture with classifying loans during this volatile economic environment. As a result, $57.1 million, a little over 10% of the Bank’s $522.2 million loan portfolio at December 31, 2007, has been classified as impaired compared to $11.9 million, or 2.29% at year-end. The provision for loan losses for 2007 was $2.350 million compared to $1.320 million in 2006. Anticipated net charge-offs for the first quarter of 2008 are $5.593 million. Net charge-offs were $1.286 million in 2007, compared to $955,000 in 2006. Despite these first quarter adjustments, management believes our fundamentals are strong and we are very optimistic about opportunities ahead once this difficult economic period passes.

Net earnings for the year ended December 2007 were $7.889 million compared to $7.427 million in net earnings for the year ended December 2006, a 6.2% increase year over year. Basic earnings per share were $1.63 for the year, compared to $1.55 for the year ended 2006, an increase of 5%. Diluted earnings per share were $1.51 for 2007 compared to $1.41 for 2006, a 7% increase.

Total assets were $689.5 million, net loans were $514.6 million, and deposits were $478.0 million at December 31, 2007. The Return on Average Equity and Return on Average Assets at December 31, 2007 were 16.78% and 1.29%, respectively, compared to 19.54% and 1.49%, for the same period in 2006, respectively. Average Equity increased $9.0 million, or 24%, to $47.0 million and Average Assets increased $115.6 million, or 23%, during the last twelve months. Total Risk-based Capital was 12.94% at year-end and the Bank remains “well capitalized.”

1st Centennial Bank operates its main office and construction/real estate loan production offices in downtown Redlands, California; its Religious Lending Group and its SBA/Commercial Lending Group and a full-service branch in Brea, California; its Homeowners Association and a full-service branch in Escondido, and full-service branches in Palm Desert, Irwindale and Temecula, California.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the National and California economies, the Company’s ability to implement its strategy and expand its lending operations, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.